Exhibit 99.1

Petrohawk Energy Corporation Reports

First Quarter 2011 Financial and Operational Results

Company Achieves Record Production of 826 Mmcfe/d

2011 Production Guidance Raised to Yield 41% Year-Over-Year Growth,

Liquids Expected at 295% Year-Over-Year Growth

With 2011 Exit at 16% Liquids Production

Petrohawk Adds 325,000 Net Acres in Liquids-Rich Permian Basin

For Approximately $1,400/ Acre

Company Agrees to Sell Remaining Haynesville Midstream and Minority Interest in
Eagle Ford Midstream to Kinder Morgan for $920 Million

HOUSTON—May 5, 2011— Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE: HK) today announced its first quarter 2011 operational and financial results, as well as important developments affecting its multi-year outlook.

“Today’s announcements underscore Petrohawk’s substantial production growth and cash flow generating capabilities,” said Floyd C. Wilson, the Company’s Chairman and CEO. “The addition of the Permian Basin completes our vision of a well-crafted asset base where we can leverage our operational expertise — with a balanced portfolio of oil and gas opportunities. In addition to product diversification to maximize revenues, we encounter these powerful assets in different stages of development, which is ideal for generating strong multi-year growth.  As we execute our plan to manage for volume growth and strong margins, we also aim to drive down costs and increase liquids exposure. Given our positive growth and margin outlook, we expect to execute these plans within our balance sheet and available liquidity in lieu of additional equity.”

Today’s announcements include the following highlights:

•                            First quarter 2011 production of 826 Mmcfe/d, an 8.5% quarter-over-quarter increase;

•                            An increase in full-year 2011 production guidance to 41% year-over-year production growth at the midpoint, with second quarter guidance of 13% quarter-over-quarter growth;

•                            The acquisition of 325,000 net acres in the Permian Basin, a new core resource development area for the Company;

•                            The sale of the remainder of Petrohawk’s interest in KinderHawk Field Services LLC in the Haynesville Shale, as well as a minority interest in its Eagle Ford Shale midstream business, for a total of $920 million, meeting the Company’s 2011 divestiture goal of $1 billion;

•                            An increase in Petrohawk’s borrowing base on its revolving credit facility to $1.9 billion;

•                            The successful negotiation of three significant infrastructure arrangements for Petrohawk’s Eagle Ford Shale condensate production;

•                            Updates to the Company’s capital expenditure and operating plans for 2011.

New Operating Area: Permian Basin

Petrohawk began building an acreage position in the Permian Basin in the second half of 2010, and has now acquired or has committed to acquire approximately 325,000 net acres at an average cost of approximately $1,400/acre with over 90% expected to be operated. The Company’s core position includes acreage in the Midland Basin, where the primary target is the Lower Wolfcamp, and acreage in the Delaware Basin, where the primary targets are the Lower Wolfcamp Shale, Bone Springs Sands and Avalon Shale.

Petrohawk will allocate approximately $75 million of drilling and completion capital to drill on its Permian Basin acreage during 2011. The Company plans to run four rigs in the Basin with 15 wells scheduled to be drilled. Capital spending in this area is scheduled to gradually increase throughout 2012 and beyond with most lease terms providing for a four to five year development window. Hawk Field Services LLC, the Company’s midstream subsidiary, is in the planning stages to address infrastructure issues and opportunities for both Petrohawk and third-parties.

In the Midland Basin, Petrohawk plans to target oil with associated natural gas in the Wolfcamp Shale at a vertical depth of approximately 8,000 feet. The Company projects that horizontal wells will have laterals in excess of 5,000 feet at an estimated cost of approximately $7.0 million per well. Petrohawk’s acreage position is concentrated in two primary areas. In the southern portion of the basin, Petrohawk’s position has been moderately de-risked with multiple successful horizontal wells reported by other operators. The Company’s position in the northern end of the basin is largely untested, but the Company’s geological evaluation indicates encouraging petrophysical characteristics in the Wolfcamp Shale that are believed to be comparable in reservoir quality and reserve potential to the southern end of the basin.

The Delaware Basin holds three objectives — the Avalon Shale, Bone Springs Sands and the Wolfcamp Shale, in a gross interval of approximately 3,000 feet. These targets are found at a vertical depth of between 5,000 and 12,000 feet across the basin. The Company expects a product mix of primarily condensate and natural gas with significant NGL yield. Horizontal wells are forecasted to cost between $6.5 and $8.0 million.

Sale of Midstream Assets to Kinder Morgan for $920 Million

Petrohawk has entered into a definitive agreement (the “Agreement”) with an affiliate of Kinder Morgan to sell its remaining 50% interest in KinderHawk Field Services LLC (“KinderHawk”), and to sell a 25% minority interest in its Eagle Ford Shale midstream assets. The aggregate purchase price for the transaction is $920 million. The Agreement is subject to customary closing conditions and adjustments, and is expected to close on July 1, 2011. Barclay’s Capital Markets served as financial advisor to Petrohawk on the transaction. This transaction, in addition to $75 million of proceeds from the sale of Petrohawk’s Fayetteville midstream assets earlier this year, brings total proceeds from asset sales in 2011 to approximately $1 billion, thereby meeting the Company’s 2011 divestiture target.

2011 Production Guidance Increased

For first quarter 2011, Petrohawk reported average production of 826 million cubic feet equivalent per day (Mmcfe/d), an 8.5% increase over fourth quarter 2010 production, a 32% year-over-year increase, and 56 Mmcfe/d above the midpoint of the Company’s stated guidance of 770 Mmcfe/d. Total production for the quarter was 66.9 billion cubic feet (Bcf) of natural gas, 717 thousand barrels (MBbls) of oil, and 526 MBbls of natural gas liquids, or 74.4 billion cubic feet of natural gas equivalent (Bcfe) of which 10% was liquids. In first quarter of 2011, compared to first quarter 2010, the Company has increased its liquids production by approximately 400%.

Based on a revised outlook on capital program results, Petrohawk has increased its full-year guidance to 940-960 Mmcfe/d (87% gas, 8% oil, 5% NGL), and expects it will exit 2011 producing approximately 16% liquids, achieving 295% year-over-year liquids growth.

Production guidance for second quarter 2011 is between 930 and 940 Mmcfe/d (88% gas, 7% oil, 5% NGL), or 13% growth over first quarter production.

Full Year 2011 Capital Expenditures

Petrohawk plans 2011 capital expenditures for drilling and completions of $2.0 billion, with $950 million allocated to each of the Haynesville Shale and Eagle Ford Shale, $75 million to the Permian Basin, and $25 million to other properties. The Company’s capital expenditures for leasehold acquisitions is now expected to be $600 million reflecting the addition of the Permian Basin acreage. Petrohawk’s budget for midstream infrastructure will increase to $250 million to accommodate accelerated operations in the Eagle Ford Shale.

Liquidity and Capitalization

As of March 31, 2011, Petrohawk had $364 million drawn on its revolving credit facility. Total available liquidity at the end of the quarter was approximately $1.2 billion on its total borrowing base of $1.6 billion. Upon closing, the sale of midstream interests to Kinder Morgan will provide significant additional liquidity to the Company. In addition, Petrohawk recently entered into an amended credit facility with its bank group which provides for a borrowing base increase to $1.9 billion. The amended facility has a five-year term and the interest rate was decreased by 50 basis points.

First Quarter Financial Results

After adjusting for selected items, primarily related to the non-cash impact of derivatives, net income for the quarter was $44.4 million, or $0.15 per fully diluted common share, versus $39.9 million, or $0.13 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Before excluding selected items, a net loss of $1.2 million, or ($0.00) per fully diluted common share, was reported for the quarter. Cash flow from operations before changes in working capital (a non-GAAP financial measure; see Condensed Consolidated Statements of Cash Flows for a reconciliation to net cash provided by operating activities) was $246 million, or $0.81 per fully diluted common share, compared to $211 million, or $0.70 per fully diluted common share, reported for fourth quarter 2010 and $184 million, or $0.61 per fully diluted common share one year ago.

Revenues for the quarter were $492 million, a 22% increase over fourth quarter 2010 and a 12% increase compared to the same period one year ago. Petrohawk’s average realized natural gas price for the quarter was $4.90 per Mcf, including a realized gain from natural gas derivatives of $0.97 per Mcf. The Company’s average realized price for natural gas, before the impact of realized derivative gains, was $3.93 per Mcf, 96% of the average NYMEX price for the quarter. Petrohawk’s average realized oil price for the quarter was $85.01 per Bbl, including a $0.97 per Bbl realized loss from oil derivatives. Before the impact of realized derivative losses, the average realized price for oil was $85.98 per Bbl, or 91% of the average NYMEX price for the quarter. Natural gas liquids were sold at an average of 50% of the per barrel NYMEX price of oil.

Cash operating costs (including lease operating expense, workover expense, taxes other than income, gathering and transportation expense, and general and administrative expense) were $1.56 per Mcfe for the quarter, compared to $1.49 per Mcfe reported for fourth quarter 2010 and $1.58 per Mcfe reported for the same period one year ago. Lease operating expense was $0.17 per Mcfe, compared to $0.31 per Mcfe in the first quarter of 2010. Workover expenses were higher than normal due to a tubing replacement project in the Haynesville Shale which has now been completed; however, this project was accounted for in the Company’s full year guidance range for workover expense of $0.03 to $0.05 per Mcfe. Depletion expense, a non-cash item was $2.06 per Mcfe, higher than fourth quarter 2010 of $2.04 per Mcfe as well as first quarter 2010, which was $1.78 per Mcfe. The higher reported depletion expense was due primarily to the effect of asset sales completed in 2010 on the Company’s full cost pool.

Eagle Ford Shale Update

Petrohawk is currently operating 14 rigs in the Eagle Ford Shale and expects to maintain that level for the balance of the year with five rigs in Hawkville Field and 9 rigs in the Black Hawk area. The Company drilled 25 operated and 3 non-operated wells total in the Eagle Ford during the first quarter. Twelve operated wells and 2 non-operated wells were drilled in Hawkville Field, 11 operated wells and 1 non-operated well were drilled in Black Hawk and 2 operated wells were drilled in Red Hawk. Net production in the play averaged 7.5 Mbo/d, 5.9 Mbngl/d and 76 Mmcf/d (156 Mmcfe/d) for the quarter.

In the Black Hawk area, spud to spud days ranged between 19 and 40 days during the first quarter with an average of 30 days.  In Hawkville Field, spud to spud days ranged between 26 and 44 days during the first quarter with an average of 32 days.  Increased drilling efficiencies are a result of several improvements that have been made as the Company gains experience in the Eagle Ford, including a high-grading of the rig fleet, improved bit design, modified mud systems and other technology enhancements.

Petrohawk has experienced continued improvement in well performance as a result of optimizing the completion design. This improvement is being led by the use of the HiWay frac technique, developed by Schlumberger, primarily in Hawkville Field, where virtually all of the wells completed with HiWay display higher initial rates with higher flowing pressure on comparable choke settings.  Petrohawk has fracture stimulated two Black Hawk wells utilizing the HiWay technique; quantitative results will be made available when these and subsequent wells have achieved sufficient production history.

On April 12th Petrohawk released updated type curves for the various well types within the Hawkville and Black Hawk areas.  Multiple curves for the play have been released is due to the wide variety in the product mix that occurs across each play area.  The estimated ultimate recoveries (EURs) implied by those type curves range from 5 Bcf + 207 Mbngl and 2.5 Bcf + 250 Mbc + 195 Mbngl in Hawkville, and 1.8 Bcf + 550 Mbc + 220 Mbngl in Black Hawk.  These type curves are based upon the historical performance of each area and assume that the wells will be capable of producing at an optimum choke setting, and do not take into account additional curtailment that might occur from infrastructure constraints.

In the Red Hawk area, the Company has drilled a total of five wells.  Three of those wells are on production, with only one of them expected to be commercial at this time. During the first quarter, two additional wells were drilled.  One is flowing back following its fracture stimulation and the other will be stimulated during the second week of May.  Drilling and petrophysical data gathered to date in these two wells suggests that the reservoir quality may be marginal.  Should these two wells prove to be sub-commercial, the Company will likely cease spending in this part of the Eagle Ford play.

Three significant infrastructure agreements have been made to transport and handle growing Eagle Ford Shale condensate production. Hawk Field Services, LLC has arranged to lease property at Point Comfort, Texas to build and operate a condensate handling facility. The facility, which is expected to be in operation this summer, will receive Petrohawk’s truck-borne condensate and store and load the condensate onto barges for transit to markets along the Gulf Coast. In addition, the Company has negotiated a transportation agreement with Kinder Morgan, whereby Kinder Morgan will build and/or convert approximately 175 miles of condensate-transporting pipeline from the Black Hawk area. Petrohawk has agreed to be the lead shipper on this system, which is expected to be in service by July 1, 2012. Finally, the Company has signed a transportation agreement with Enterprise Products Partners LP to transport condensate from the Black Hawk area, which is also scheduled to be in service by second quarter 2012.

Haynesville Shale Update

Petrohawk drilled 84 wells in the Haynesville Shale during the first quarter, with an average of approximately 16 rigs operating in the field. Thirty-one operated wells and 53 non-operated wells were drilled, with net production in the play averaging 607 Mmcfe/d for the quarter, 488 Mmcfe/d operated and 119 Mmcfe/d non-operated.

Two primary objectives in the Haynesville Shale are expected to be met during 2011. First, the Company expects to have the vast majority of its leasehold held by production by the end of the second quarter of 2011. Additionally, based on current projections of production growth and using current strip pricing along with Petrohawk’s budget updated in this release, the Haynesville Shale is expected to become cash flow positive during the third quarter of 2011.

Petrohawk’s better than expected production results for first quarter, as wells as the increase in its 2011 production outlook, were due to significantly higher volumes from the Eagle Ford as well as the Haynesville Shales. During the second quarter, the Company will begin reducing its rig count in the Haynesville Shale to bring the rig count in line with market conditions following the initial drilling phase, which was directed by leasehold requirements.  By the beginning of the third quarter, Petrohawk expects to be operating six rigs in the play, a level that the Company expects to maintain through the end of the year.

Since the inception of production in the Haynesville Shale in June 2008, the Company has produced over 410 Bcf gas from approximately 200 operated wells. Over this period, Petrohawk has continually strived to optimize well performance, while at the same time minimizing costs. With greater experience in the play, the Company has deployed a specific completion design for each area of the field that is defined by a calculated performance index that allows for normalization of performance data between optimized and non-optimized wells. This region-specific completion design has had the effect of reducing completion costs an average of $500,000 per well by utilizing 1) slightly less sand, 2) slightly wider perforation spacing, and 3) a component of Ottawa sand in conjunction with the Premium Resin Coated sand.  This modification in completion design, along with a very steady reduction in spud to spud days over the past two quarters, is expected to result in a reduction in average well costs over time.

Petrohawk Announces First Quarter 2011 Earnings Conference Call and Schedules 2011 Analyst Day

Petrohawk Energy Corporation (NYSE: HK) has scheduled a conference call for Thursday, May 5, 2011 at 10:00 a.m. EDT (9:00 a.m. CDT) to discuss first quarter 2011 financial and operating results. To access, dial 800-406-5345 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 9551312. International callers may also participate by dialing 913-312-0852. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 12, 2011. To access the replay, please dial 888-203-1112 and reference conference ID 9551312. International callers may listen to a playback by dialing 719-457-0820. The call will be webcast live on Petrohawk’s website at http://www.petrohawk.com.

The Company has scheduled an Analyst Day meeting for members of the financial community in November, 2011. The Company expects to provide a strategic update, as well as operational and financial details at that time. Additional information on date and location, as well as information on accessing a webcast of the event, will follow.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and natural gas with properties concentrated in North Louisiana, in the Haynesville Shale;  South Texas, in the Eagle Ford Shale; and West Texas, in the Midland and Delaware Basins.

For more information contact Joan Dunlap, Vice President - Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor for “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, such statements are based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, drilling plans and capital expenditures, estimates of future production, future results of operations, quality and nature of the asset base, and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions including that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; risks associated with the timing of and potential proceeds from divestitures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans its meet our goals, shortages of drilling equipment, hydraulic fracturing crews, oil field personnel and services, unavailability of gathering systems, pipelines and storage and processing facilities, inability to transport condensate and natural gas liquids to geographic locations where it can be successfully marketed and the possibility that government policies may change or governmental approvals may be delayed or withheld, including the possibility of new and restrictive regulation relating to hydraulic fracturing. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

# # #

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Operating revenues:
Oil and natural gas	$350,208	$300,591
Marketing	140,544	130,119
Midstream	972	7,072
Total operating revenues	491,724	437,782
Operating expenses:
Marketing	154,898	136,622
Production:
Lease operating	12,611	17,395
Workover and other	4,876	2,378
Taxes other than income	11,735	12,760
Gathering, transportation and other:
Oil and natural gas	51,489	22,289
Midstream	1,406	5,867
General and administrative:
General and administrative	33,295	27,945
Stock-based compensation	6,680	4,089
Depletion, depreciation and amortization	157,312	104,768
Total operating expenses	434,302	334,113
Amortization of deferred gain	48,468	—
Income from operations	105,890	103,669
Other income (expenses):
Net (loss) gain on derivative contracts	(50,907)	214,703
Interest expense and other	(66,803)	(62,846)
Equity investment income	13,571	—
Total other income (expenses)	(104,139)	151,857
Income from continuing operations before income taxes	1,751	255,526
Income tax provision	(571)	(99,234)
Income from continuing operations, net of income taxes	1,180	156,292
Loss from discontinued operations, net of income taxes	(2,408)	(157)
Net (loss) income	$(1,228)	$156,135

Net (loss) income per share:
Basic:
Continuing operations	$—	$0.52
Discontinued operations	—	—
Total	$—	$0.52

Diluted:
Continuing operations	$—	$0.52
Discontinued operations	—	—
Total	$—	$0.52

Weighted average shares outstanding:
Basic	301,021	300,157
Diluted	305,039	302,668

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31,	December 31,
	2011	2010
Assets:
Current assets	$576,265	$638,037
Net oil and natural gas properties	5,815,838	5,132,904
Assets held for sale	—	74,448
Equity investment	214,664	217,240
Other noncurrent assets	1,579,988	1,561,813
Total assets	$8,186,755	$7,624,442

Liabilities and stockholders’ equity:
Current liabilities	$1,073,239	$857,323
Long-term debt	2,973,709	2,612,852
Other noncurrent liabilities	587,488	609,981
Stockholders’ equity	3,552,319	3,544,286
Total liabilities and stockholders’ equity	$8,186,755	$7,624,442

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(1,228)	$156,135
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	157,312	106,074
Income tax (benefit) provision	(911)	99,138
Loss on sale	3,950	—
Stock-based compensation	6,680	4,089
Net unrealized loss (gain) on derivative contracts	114,965	(190,095)
Amortization of deferred gain	(48,468)	—
Equity investment income	(13,571)	—
Distributions from equity affiliate	16,147	—
Other operating	11,169	8,349
Cash flow from operations before changes in working capital	246,045	183,690
Changes in working capital	(2,993)	(29,518)
Net cash provided by operating activities	243,052	154,172

Cash flows from investing activities:
Oil and natural gas capital expenditures	(682,898)	(638,999)
Proceeds received from sale of oil and natural gas properties	76,026	16,676
Proceeds received from sale of Fayetteville gas gathering systems	76,898	—
Marketable securities purchased	(155,000)	(226,000)
Marketable securities redeemed	155,000	226,000
Increase in restricted cash	(295,748)	—
Decrease in restricted cash	295,748	177,528
Other operating property and equipment capital expenditures	(54,315)	(72,591)
Net cash used in investing activities	(584,289)	(517,386)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,734	503
Proceeds from borrowings	1,449,500	571,000
Repayment of borrowings	(1,100,677)	(204,968)
Debt issuance costs	(7,250)	—
Other	(4,120)	(3,439)
Net cash provided by financing activities	341,187	363,096

Net decrease in cash	(50)	(118)

Cash at beginning of period	1,591	1,511
Cash at end of period	$1,541	$1,393

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit, per share and per mcfe amounts)

	Three Months Ended March 31,
	2011	2010
Production:
Natural gas - Mmcf	66,897	54,775
Crude oil - MBbl	717	241
Natural gas liquids - MBbl	526	8
Natural gas equivalent - Mmcfe	74,355	56,269
Average daily production - Mmcfe	826	625

Average price per unit:
Realized crude oil price - as reported	$85.98	$75.29
Realized impact of derivatives	(0.97)	(2.13)
Net realized crude oil price - Bbl	$85.01	$73.16

Realized natural gas price - as reported	$3.93	$5.14
Realized impact of derivatives	0.97	0.46
Net realized natural gas price - Mcf	$4.90	$5.60

Realized natural gas liquids price - as reported	$47.28	$38.24
Realized impact of derivatives	(0.45)	—
Net realized natural gas liquids price - Bbl	$46.83	$38.24

Cash flow from operations (1)	246,045	183,690
Cash flow from operations - per share (diluted)	0.81	0.61

Average cost per Mcfe:
Production:
Lease operating	0.17	0.31
Workover and other	0.07	0.04
Taxes other than income	0.16	0.23
Gathering, transportation and other:
Oil and natural gas	0.69	0.40
Midstream	0.02	0.10
General and administrative:
General and administrative	0.45	0.50
Stock-based compensation	0.09	0.07
Depletion	2.06	1.78

(1)

Represents cash flow from operations before changes in working capital. See the Condensed Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Unrealized loss (gain) on derivative contracts:(1)
Natural gas	$65,254	$(190,884)
Crude oil	49,540	789
Natural gas liquids	171	—
Total mark-to-market noncash charge	114,965	(190,095)
Amortization of deferred gain	(48,468)	—
Gain on sale(2)	(264)	—
Loss on sale of ranch(3)	4,320	—
Expense of deferred financing costs(4)	208	—
Loss on early extinguishment of debt(5)	3,012	—
Total selected items, before tax	73,773	(190,095)
Income tax effect of selected items	(28,115)	73,833
Selected items, net of tax	45,658	(116,262)
Net (loss) income, as reported	(1,228)	156,135
Net income, excluding selected items	$44,430	$39,873

Basic net (loss) income per share, as reported	$—	$0.52
Impact of selected items	0.15	(0.39)
Basic net income per share, excluding selected items	$0.15	$0.13

Diluted net (loss) income per share, as reported	$—	$0.52
Impact of selected items	0.15	(0.39)
Diluted net income per share, excluding selected items	$0.15	$0.13

(1)	Represents the non-cash unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative contracts.
(2)

Amount is presented net of income taxes in “Loss from discontinued operations, net of income taxes” as it relates to the Fayetteville Shale assets which have been classified as discontinued operations.

(3)	Represents loss on the sale of Company’s interest in the Buffalo Hump Ranch in Arkansas, which was divested in March 2011.
(4)	Represents non-cash charges related to the write-off of debt issuance costs associated with the senior revolving credit facility.
(5)	Represents a non-cash charge related to the write-off of the unamortized discount on the Company’s 7.125% Senior Notes due April 1, 2012, which were redeemed in the first quarter of 2011.